 Exhibit 3.3

__________________________________________________

AMENDED AND RESTATED BYLAWS

OF

ATLANTIC UNION BANKSHARES CORPORATION

Effective as of ~~May 17,~~December 5, 2019

__________________________________________________

~~i~~

Table of Contents

Page

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1.	Places of Meetings	1
Section 2.	Annual Meeting	1
Section 3.	Special Meetings	1
Section 4.	Notice of Shareholder ~~business~~ Business	1
Section 5.	Notice of Meeting	~~2~~ 8
Section 6.	Waiver of Notice	~~3~~ 8
Section 7.	Quorum	~~3~~ 8
Section 8.	Proxies	~~3~~ 9
Section 9.	Organization	~~3~~ 9
Section 10.	Voting	~~3~~ 9
Section 11.	List of Shareholders	~~3~~ 9
Section 12.	Conduct of Meetings	~~4~~ 9

ARTICLE II

i

DIRECTORS

Section 1.	General Powers	~~4~~ 10
Section 2.	Number and Qualification	~~4~~ 10
Section 3.	Election of Directors	~~5~~ 10
Section 4.	Chairman of the Board	~~5~~ 11
Section 5.	Meetings of Directors	~~5~~ 11
Section 6.	Action Without a Meeting	~~6~~ 12
Section 7.	Participation by Conference Telephone	~~6~~ 12
Section 8.	Maximum Age for Directors	~~6~~ 12

ARTICLE III

COMMITTEES ~~OF THE BOARD~~

Section 1.	Standing Committees~~.~~	~~6~~ 12
Section 2.	Executive Committee	~~6~~ 13
Section 3.	~~Nominating and Corporate Governance Committee ..........7~~ Other Committees	13
Section 4.	~~Audit~~ Committee Meetings	13 ~~7~~
~~Section 5.~~	~~Compensation Committee~~	~~7~~
~~Section 6.~~	~~Meetings~~	~~7~~

ii

ARTICLE IV

OFFICERS

Section 1.	Officers Generally	~~8~~ 14
Section 2.	Officer Vacancies	~~8~~ 14
Section 3.	Powers and Duties	~~8~~ 14

ARTICLE V

CAPITAL STOCK

Section 1.	Evidence of Shares of Capital Stock	~~8~~ 14
Section 2.	Certificates to be Entered	~~9~~ 15
Section 3.	Transfer of Stock	~~9~~ 15
Section 4.	Lost, Destroyed and Mutilated Certificates	~~9~~ 15
Section 5.	Regulations	~~9~~ 15
Section 6.	Determination of Shareholders of Record	~~9~~ 15

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 1.	Seal	~~10~~ 16
Section 2.	Fiscal Year	~~10~~ 16
Section 3.	Examination of Books	~~10~~ 16
Section 4.	Stock in Other Corporations	16
Section 5.	Execution of Instruments	~~10~~ 16
Section ~~5.~~ 6.	Construction	~~10~~ 16
Section ~~6.~~ 7.	Amendment of Bylaws	~~11~~ 17
Section ~~7.~~ 8.	Redemption of Certain Shares	~~11~~ 17

iii

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1.   Places of Meetings.  All meetings of the shareholders of the Corporation shall be held either at the principal office of the Corporation or at such other place in or outside the Commonwealth of Virginia as may be stated in the notice of any such meeting.

Section 2.   Annual Meeting.  The annual meeting of the shareholders of the Corporation shall be held at a time and place to be determined by the Chairman or Vice Chairman of the Board of Directors (sometimes hereinafter, the “Board”), if any, the Chief Executive Officer (sometimes hereinafter, the “CEO”), the President, the Board of Directors or the Board’s Executive Committee, which time and place shall be stated in the notice of the annual meeting.

Section 3.  Special Meetings.  Except as otherwise specifically provided by applicable law, any special meeting of the shareholders shall be held only upon the call of the Chairman or Vice Chairman of the Board, if any, the CEO, the President, the Board of Directors or the Board’s Executive Committee.

Section 4.  Notice of Shareholder ~~business~~Business.  Except as otherwise provided by applicable law, at any annual or special meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section~~.~~:

(a)  To be properly brought before an annual meeting of shareholders, any business (other than director nominations, which is addressed in Section 4(b) below) must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto), (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a shareholder (A) who is a shareholder of record of the Corporation (and with respect to any beneficial owner, if different, on whose behalf such proposal of business is made, only if such beneficial owner was the beneficial owner of shares of the Corporation) on the date of the notice provided in this Section 4(a) and at the time of the annual meeting, (B) who is entitled to vote at the annual meeting, and (C) who complies with the notice procedures set forth in this Section 4(a).

For business to be considered properly brought before the annual meeting by a shareholder, such shareholder must, in addition to any other applicable requirements, have given timely notice of such shareholder’s intent to bring such proposed business before such meeting and any such business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice must be in proper written form and must be delivered or mailed to and received by the Corporate Secretary at the principal office of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one-hundred twentieth (120th) day, prior to the first anniversary of the commencement of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

To be in proper form, a shareholder’s notice to the Corporate Secretary shall set forth the matters referenced in Section 4(c) below.

For the avoidance of doubt, this Section 4(a) shall be the exclusive means for a shareholder to present proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s proxy statement) for consideration by the shareholders at any annual meeting of shareholders. The chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that the proposed business was not properly brought before the meeting in accordance with the provisions of this Section 4(a), and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(b)  Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Articles of Incorporation. To be properly brought before an annual meeting of shareholders, nominations for the election of directors must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto), (ii) made by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation (A) who is a shareholder of record of the Corporation (and with respect to any beneficial owner, if different, on whose behalf such nomination is made, only if such beneficial owner was the beneficial owner of shares of the Corporation) on the date of the notice provided in this Section 4(b) and at the time of the annual meeting, (B) who is entitled to vote at the annual meeting and (C) who complies with the timely notice procedures set forth in this Section 4(b).

To be timely, a shareholder’s notice must be in proper written form and must be delivered or mailed to and received by the Corporate Secretary at the principal office of the Corporation, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred twentieth (120th) day prior to the first anniversary of the commencement of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th)  day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting of shareholders, or the announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding anything to the contrary in the previous paragraph, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 4(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporate Secretary at the principal office of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(c) To be in proper form for purposes of this Section 4, a shareholder’s notice to the Corporate Secretary shall set forth:

(1) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any interest of such shareholder and beneficial owner, if any, in such business, (B) the complete text of any resolutions intended to be presented at the meeting, and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment; and (C) a description of all agreements, arrangements and understandings between such shareholder, beneficial owner, if any, and any (i) affiliate or person acting in concert with such shareholder or beneficial owner and (ii) director, officer, employee, general partner or manager of such shareholder or beneficial owner or any such affiliate or person with which such shareholder or beneficial owner is acting in concert of such shareholder or beneficial owner, if any (each, an “Associated Person”), and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(2)  as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person (currently and for the past five (5) years), (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such person, (D) a questionnaire (provided by the Corporate Secretary upon request) completed by the nominee that, among other things, enquires into such person’s independence, (E) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (F) the Agreement, as defined and described in Article II, Section 3(b) of these Bylaws and (G) any other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding the foregoing, no disclosure shall be required with respect to ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is proposing business solely as a result of being the shareholder of record or nominee holder that is directed to prepare and submit the shareholder’s notice required by these Bylaws on behalf of a beneficial owner;

(3)  as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf each proposal or nomination is made: (A) the name and address of such shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person; (B)(i) the class or series and number of shares of the Corporation which are, directly or indirectly owned beneficially and of record by such shareholder, such beneficial owner, if any, or any Associated Person, (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise directly or indirectly owned beneficially by such shareholder, such beneficial owner and any Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (a “Derivative Instrument”), (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder, such beneficial owner and any Associated Person has a right to vote any shares of any security of the Corporation, (iv) any short interest in any security of the Corporation held, directly or indirectly, by such shareholder, such beneficial owner and any Associated Person (for purposes of this Section 4(c), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (v) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder, such beneficial owner and any Associated Person that are separated or separable from the underlying shares of the Corporation, (vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such shareholder, such beneficial owner and any Associated Person is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (vii) any performance-related fees (other than an asset-based fee) that such shareholder, such beneficial owner and any Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such shareholder and such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date); (C) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (D) a statement whether such shareholder or any other person known to the shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or elect the nominee; and (E) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or propose such business specified in the notice from the floor of the meeting; and

(4) The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of such shareholder’s intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(d) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board, or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 4 is delivered to the Corporate Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 4. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any such shareholder entitled to vote in such election of directors may nominate a person or persons, as the case may be, for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 4(b) is delivered to the Corporate Secretary at the principal office of the Corporation not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting, and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period, or extend any time period, for giving of a shareholder’s notice as described above.

~~(a)  In order to be properly brought before the meeting, such business must have been either (i) specified in the written notice of the meeting (or any supplement thereto) given the shareholders of record on the record date of such meeting by or at the direction of the Board of Directors, (ii) brought before the meeting at the direction of the Board of Directors or the officer presiding over the meeting, (iii) specified in written notice given by or on behalf of a shareholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such shareholder, in accordance with all the following~~

~~requirements.~~

(e)  Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election by the shareholders as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 4(b) and Section 4(c) (or Section 4(d) in the case of a special meeting of shareholders). The chairman at such meeting may, if the facts warrant, determine and declare to the meeting that the nomination was defective and not properly brought before the meeting in accordance with the provisions of Section 4(b) and Section 4(c) (or Section 4(d) in the case of a special meeting of shareholders), and if he or she should so determine, he or she shall declare to the meeting that such defective nomination shall be disregarded.

~~(b)  A notice referred to in clause 4(a)(iii) hereof must be delivered personally to, or mailed to and received at, the principal executive office of the Corporation, addressed to the attention of the Secretary, not more than ten (10) days after the date of the initial notice referred to in clause 4(a)(i) hereof, in the case of business to be brought before a special meeting of shareholders, and not less than thirty (30) days prior to the first anniversary date of the initial notice referred to in clause 4(a)(i) above of the previous year’s annual meeting, in the case of business to be brought before an annual meeting of shareholders, provided, however, that such notice shall not be required to be given more than ninety (90) days prior to the annual meeting of shareholders.  Such notice referred to in clause 4(a)(iii) above shall set forth:~~

(f)          General.

~~(1)  a full description of each such item of business proposed to be brought before the meeting including the complete text of any resolution to be presented, the reasons for wanting to conduct such business, and any material interest of the shareholder in such business;~~

(1)  Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present proposed business or a nomination, such proposed business shall not be transacted and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 4, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

~~(2)  the name and address as they appear on the Corporation’s books of the  shareholder proposing to bring such business before the meeting;~~

(2)  For purposes of this Section 4, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

~~(3)  the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice;~~

(3)   Notwithstanding the foregoing provisions of this Section 4, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 4.

~~(4)  if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission under Regulation 14A and pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or any successors thereto, and the written consent of each such nominee to serve if elected; and~~

(4) A shareholder must further update and supplement the notice required by this Section 4, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the shareholders entitled to notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Corporate Secretary not later than five (5) business days after the record date for determining the shareholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than five (5) business days prior to the date of the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof)).

~~(5)  all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business~~

~~proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Regulation 14A under Section 14 of the Securities Exchange Act of 1934, as amended, or any successors thereto.~~

(~~c~~g)  Any matter brought before a meeting of shareholders upon the affirmative recommendation of the Board of Directors where such matter is included in the written notice of the meeting (or any supplement thereto) and accompanying proxy statement given to shareholders of record on the record date for such meeting by or at the direction of the Board of Directors is deemed to be properly before the shareholders for a vote and does not need to be moved or seconded from the floor of such meeting.  No business shall be brought before any meeting of shareholders of the Corporation otherwise than as provided in this Section 4.

Section 5.  Notice of Meeting.  Written notice stating the place, date~~,~~ and time of each annual and any special meeting of the shareholders~~,~~ and the purpose or purposes for which ~~the~~any special meeting is called, shall be given not less than ten (10) nor more than sixty (60) days previous thereto (except as otherwise required or permitted by applicable law), either personally, by mail, or by such other manner as permitted or required by applicable law, by or at the direction of the Chairman ~~or~~, Vice Chairman of the Board, if any, the CEO, the President, the Corporate Secretary~~,~~ or by the persons calling the meeting, to each shareholder of record entitled to vote at the meeting.

Section 6.  Waiver of Notice.  Notice of any meeting may be waived before or after the date and time of the meeting in a writing signed by the shareholder entitled to notice and delivered to the Corporate Secretary, or by the shareholder who attends the meeting in person or by proxy without objecting to the transaction of business.

Section 7.  Quorum.  Any number of shareholders together holding a majority of the shares issued and outstanding of the Corporation entitled to vote (which shall not include any treasury stock, if any, held by the Corporation), who shall be present in person or represented by proxy at any meeting, shall constitute a quorum for the transaction of business, including the election of directors, except as otherwise provided by ~~statute,~~applicable law or the Articles of Incorporation~~, or these Bylaws~~.  If less than a quorum shall be present or represented by proxy at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy, without notice other than by announcement at the meeting, until a quorum shall be present or represented by proxy.  When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholder.

Section 8.  Proxies.  A shareholder may appoint a proxy to vote for him or her or otherwise act for him or her by signing an appointment form or by an electronic transmission, either personally or by his or her duly authorized attorney in fact, and the proxy is effective when received by the Corporate Secretary or other officer or agent authorized to tabulate votes.

Section 9.  Organization.  The Chairman of the Board ~~and~~or, in ~~his~~the absence of the Chairman of the Board, the Vice Chairman of the Board, or, in the absence of the Chairman and Vice Chairman of the Board, the CEO~~,~~ or the President, and in the absence of the CEO or the President, a chairman appointed by the Board of Directors, shall call the meeting of the shareholders to order and shall act as chairman ~~thereof~~of the meeting.  A chairman of the meeting cannot be elected by the shareholders present.

Section 10.  Voting.  At any meeting of the shareholders, each shareholder entitled to vote, who is present in person or by proxy appointed ~~by an instrument in writing,~~in accordance with Section 8, subscribed by such shareholder or by his or her duly authorized attorney in fact, shall have one vote for each share of common stock registered in his or her name.

Section 11.  List of Shareholders.  ~~At each~~Beginning two (2) business days after notice of the meeting of shareholders is given for which it is prepared and continuing through the meeting of the shareholders, a full, true and complete list, in alphabetical order, of all the shareholders of record entitled to vote at such meeting, with the number of shares held by each, certified by the Corporate Secretary, any Assistant Corporate Secretary~~,~~ or the Transfer Agent, shall be available for review at the Corporation’s principal office or at a place identified in the notice in the county or city where the meeting will be held.

Section 12.  Conduct of Meetings.  The Board of Directors of the Corporation may, to the extent not prohibited by applicable law, adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the ~~presiding officer~~chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such ~~officer~~chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the ~~presiding officer~~chairman of the meeting, may to the extent not prohibited by applicable law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies and any such other persons as the ~~presiding officer~~chairman of the meeting shall determine; (iv) restrictions on the entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  Unless, and to the extent, determined by the Board of Directors or the ~~presiding officer~~chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II

DIRECTORS

Section 1.  General Powers.  ~~The~~All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed ~~by~~under the direction of, the Board of Directors, and, except as otherwise expressly provided by applicable law or ~~by~~ the Articles of Incorporation~~, or by these Bylaws~~, all of the powers of the Corporation shall be vested in the Board of Directors.

Section 2.  Number and Qualification.  The number of directors comprising the Board of Directors shall be fixed from time to time by the Board of Directors and in accordance with the Articles of Incorporation.  Within thirty (30) days after election to the Board of Directors, each director, if not already a shareholder of record or beneficial owner of the Corporation, shall become a shareholder of record or beneficial owner.   A majority of the directors actually elected and serving ~~at the time of~~immediately before any given meeting shall constitute a quorum for the transaction of business and the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.  Election of Directors.  ~~The directors shall be elected at the annual meeting of shareholders in accordance with the Articles of Incorporation.~~

(a)  Except as otherwise specified in the Articles of Incorporation or these Bylaws or provided by applicable law, a nominee for director shall be elected to the Board of Directors at any meeting of shareholders at which a quorum is present if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided, however, that nominees for director shall be elected by a plurality of the votes cast at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, the shareholders shall not be permitted to vote against a nominee. If a nominee for director who is an incumbent director is not re-

elected to the Board of Directors in accordance with the voting requirements stated above and no successor has been elected at such meeting of shareholders,  such director must promptly tender his or her written offer of resignation in accordance with the Corporation’s Director Resignation Policy.

(b)  To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice in Article I, Section 4, in the case of a nominee nominated pursuant to Article I, Section 4(b)) to the Corporate Secretary at the principal office of the Corporation a questionnaire with respect to the background and qualification of such person and the background of any other person or entity on which behalf the nomination is being made (which questionnaire shall be provided by the Corporate Secretary upon request) and a written representation and agreement (in the form provided by the Corporate Secretary upon request) (the “Agreement”), which Agreement shall provide that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation (or a subsidiary thereof) with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed Corporate Governance Guidelines, conflict of interest, confidentiality and trading policies of the Company and all federal and state bank regulatory requirements applicable to directors of banks or bank holding companies (copies of which shall be provided by the Corporate Secretary upon written request) (subject to any waivers or exemptions granted pursuant to a resolution of the majority of the disinterested members of the Board of Directors).

Section 4.  Chairman of the Board.  ~~(a)~~At the ~~annual~~organizational meeting of the Board of Directors following each annual meeting of shareholders, the Board of Directors shall elect a Chairman and a Vice Chairman from among its members to preside at meetings of the Board.  In their absence, the CEO or the President shall perform the duties of the Chairman.

~~(b)Notwithstanding the foregoing, from and after the Effective Date (as defined in the Agreement and Plan of Reorganization, dated as of June 9, 2013, by and between Union First Market Bankshares Corporation and StellarOne~~

~~Corporation, as the same may be amended from time to time) through the third anniversary of the Effective Date, the Chairman of the Board shall be Dr. Raymond D. Smoot, Jr.  During the period that Dr. Smoot continues to serve as Chairman of the Board pursuant to the terms of this Section 4(b), he shall also serve as a member of the Executive Committee of the Corporation.  The removal of Dr. Smoot, or the failure to appoint or re-elect Dr. Smoot as Chairman of the Board as provided in this Section 4 prior to the third anniversary of the Effective Date, and any determination not to nominate Dr. Smoot as director of the Corporation, prior to the third anniversary of the Effective Date, shall each require the affirmative vote of at least 75% of the full Board of Directors.~~

~~(c)The provisions of this Section 4 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 4 may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors.  The provisions of paragraphs (b) and (c) of this Section 4 will automatically terminate and be deemed repealed in full effective as of the third anniversary of the Effective Date without any further action by the Board of Directors of the Corporation.  In the event of any inconsistency between any provisions of this Section 4 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 4 shall control.~~

Section 5.  Meetings of Directors.  An ~~annual~~organizational meeting of the Board of Directors shall be held as soon as possible after the annual meeting of shareholders without notice thereof.  The Board of Directors may also adopt a schedule of additional meetings, which, together with the ~~annual~~organizational meeting referred to in the preceding sentence, shall be considered the regular meetings of the Board of Directors.  Special meetings may be held whenever called by or at the direction of either the Chairman or Vice Chairman of the Board, the CEO, the President, or by any two directors then in office.  Unless otherwise specified in any notice thereof, any and all business may be transacted at a special meeting.  Meetings of the Board of Directors shall be held at places in or outside the Commonwealth of Virginia and at such times and places as designated by the Board, or by the person or persons calling the meeting.  The Corporate Secretary, or officer performing such duties, shall give notice of all special meetings at least forty-eight (48) hours previously thereto if mailed, and twenty-four (24) hours ~~notice by electronic mail, telegraph~~previously thereto if delivered in person, given orally, by telephone, facsimile telecommunication, ~~letter, or telephone of all special meetings of the directors~~or electronic communication.  Notice need not be given of regular meetings held at such times and places designated by the Board.  Meetings may be held at any time without notice if all of the directors are present, or if those not present waive notice either before or after the meeting.

Section 6.  Action Without a Meeting.  Any action which is required or which may be taken at a meeting of the ~~directors~~Board of Directors or of a committee, may be taken without a meeting if a consent in writing, setting forth the actions so to be taken, shall be signed before or after such action by all of the directors, or all of the members of the committee, as the case may be.  A director’s consent may be made and delivered in writing, including by electronic communication or by facsimile telecommunication.

Section 7.  Participation by Conference Telephone.  The Board of Directors may permit any or all directors to participate in a meeting of the directors by, or conduct the meeting through the use of, conference telephone or any other means of communication by which all directors participating may simultaneously hear each other during the meeting.  A director participating in a meeting by such means shall be deemed to be present in person at the meeting.

Section 8.  Maximum Age for Directors.  No person who is age 72 or older shall be eligible to serve on the Board of Directors after the annual meeting of shareholders following his~~/~~ or her 72nd  birthday with the exception of those individuals whom the Board of Directors has, from time to time, determined to be exempt from this ~~policy.~~Section 8.

ARTICLE III

COMMITTEES

Section 1. Standing Committees.  The standing committees of the Board of Directors shall be an Executive Committee,  Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee.  The purpose and responsibilities of each standing committee shall be set forth in a written charter approved by the Board of Directors. Each standing committee shall review and assess the adequacy of its charter at least annually and recommend to the Board of Directors any proposed changes to its charter. The Board of Directors shall appoint members of the standing committees at least annually and shall have the power at any time to change the membership of committees and to fill committee vacancies, subject to restrictions imposed by applicable law, the Articles of Incorporation~~,~~ or these Bylaws ~~or applicable law~~.    The Chairman of the Board shall recommend to the Board committee members at the ~~annual~~ organizational meeting of the Board of Directors following the annual meeting of shareholders.

Section 2.  Executive Committee.

(a) The Executive Committee shall consist of not less than three (3) members of the Board.  The Executive Committee shall have the power to do any and all acts and to exercise any and all authority during the intervals between the meetings of the Board of Directors which the Board of Directors is authorized and empowered to exercise, except as otherwise limited under applicable law, the

Articles of Incorporation, ~~the~~these Bylaws ~~of the Corporation~~ or as may be ~~limitedfrom~~limited from time to time by the Board of Directors.

(b)  The Chairman of the Board of the Corporation shall serve as ~~Chairman~~chairman of the Executive Committee.  The ~~Chairman~~chairman shall preside at meetings of the Executive Committee and shall have such other powers and duties as shall be conferred upon him or her from time to time by the Board of Directors.

(c)  All actions of the Executive Committee shall be reported to the Board of Directors at its next succeeding meeting.

Section 3.  Other Committees~~;~~.  The Board of Directors may establish such other committees as the Board of Directors may, from time to time, deem advisable and may delegate to such committees such powers and authority as it shall deem appropriate and as permitted by applicable law, the Articles of Incorporation~~,~~ or these Bylaws.  The Board of Directors shall appoint the members of any such committee or shall determine the manner in which such members shall be appointed.

Section 4.  Committee Meetings.  Each committee may fix its own rules of proceeding and meet where and as provided by such rules, provided that such rules do not conflict with the charter of such committee or these Bylaws.  Each committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice~~,~~ and quorum and voting requirements as are applicable to the Board of Directors. Regular meetings of any standing or other committee may be held without call or notice at such times or places as such committee from time to time may fix.  Special meetings of any standing or other committee may be called by the Chairman or Vice Chairman of the Board, the CEO, the President, the chairman of the committee or any two members of such committee, upon giving notice of the time, place and purposes of each such meeting to each member at either his or her business or residence address, as shown by the records of the Corporate Secretary, at least forty-eight (48) hours previously thereto if mailed, and twenty-four (24) hours previously thereto if delivered in person, given orally, by telephone, ~~telegraph,~~ facsimile telecommunication, or electronic communication.  Any ~~director or~~committee member may waive notice of any meeting and the attendance of a ~~director or~~ member at a meeting shall constitute a waiver of notice of such meeting except where a ~~director or~~ member attends for the express purpose of objecting to the transaction of business at the meeting on the grounds that the meeting is not lawfully called or convened.

ARTICLE IV

OFFICERS

Section 1.  Officers Generally.  The officers of the Corporation shall be a CEO, a President, a ~~Chief Executive Officer, a~~Corporate Secretary, a Chief Financial Officer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents~~,~~ and persons elected to such other offices as may be established from time to time by the Board of Directors.  All officers shall be elected by the Board of Directors and shall hold office until their successors are elected and qualify.  Any number of offices may be held by the same person as the Board of Directors may determine.  The ~~Chief Executive Officer~~CEO may from time to time appoint other officers and any such appointment shall be reported to the Board of Directors at its next regularly scheduled meeting after any such appointment.

Section 2.   Officer Vacancies.  Any vacancy occurring in any office by reason of death, resignation, termination, removal, or otherwise may be filled ~~at any meeting of~~by the Board of Directors.

Section 3.  Powers and Duties.  The CEO and the President ~~and the CEO~~ of the Corporation shall each have the power and responsibility for carrying out the policies of the Board of Directors.  The officers of the Corporation shall have such powers and duties as generally pertain to their offices, as well as such powers and duties as may be authorized or conferred upon them from time to time by the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by applicable law.

ARTICLE V

CAPITAL STOCK

Section 1.  Evidence of Shares of Capital Stock.  Shares of the Corporation’s capital stock, when fully paid, may be certificated or uncertificated, as provided under ~~Virginia~~applicable law, and in the case of certificated shares, in such form as may be prescribed by the Board of Directors and may (but need not) bear the seal of the Corporation or a facsimile thereof.  When issued, all certificates shall be signed by the Chairman or Vice Chairman of the Board, or the CEO or the President ~~or the CEO~~, and also by the Corporate Secretary or ~~the~~any Assistant Corporate Secretary, which signatures may be facsimiles thereof.

Section 2.  Certificates to be Entered.  All certificates shall be consecutively numbered, and shall contain the names of the owners, the number of shares and the date of issue, a record whereof shall be entered in the Corporation’s books or the books of the Corporation’s transfer agent, if applicable.  The Corporation shall be entitled to treat the holder of record of certificated or uncertificated shares as the legal and equitable owner thereof and accordingly shall not be bound to recognize any equitable or other claim with respect thereto on the part of any other person so far as the right to vote and to participate in dividends is concerned.

Section 3.  Transfer of Stock.  The stock of the Corporation shall be transferable or assignable on the books of the Corporation’s transfer agent, if any, or on the books of the Corporation by the holders in person or by attorney on surrender of the certificate or certificates for such shares duly endorsed, and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation or on the books of the Corporation’s transfer agent, if applicable.

Section 4.  Lost, Destroyed and Mutilated Certificates.  The holder of stock of the Corporation shall immediately notify the Corporation of any loss, destruction, or mutilation of the certificate therefor, and the Board of Directors, or the Corporate Secretary, may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate, or upon satisfactory proof of such loss or destruction accompanied by the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

Section 5.  Regulations.  The Board of Directors may make such rules and regulations as it may deem expedient regulating the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation.

Section 6.  Determination of Shareholders of Record.  The share transfer books may be closed by order of the Board of Directors for not more than seventy (70) days for the purpose of determining shareholders entitled to notice of or to vote at any meeting of the shareholders or any adjournment thereof (or entitled to receive any distribution or in order to make a determination of shareholders for any other purpose). In lieu of closing such books, the Board of Directors may fix in advance as the record date for any such determination a date not more than seventy (70) days before the date on which such meeting is to be held (or such distribution made or other action requiring such determination is to be taken).  If the books are not thus closed or the record date is not thus fixed, the record date shall be the close of business on the day before the ~~effective date of the~~first notice is delivered to shareholders.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 1.  Seal.  The seal of the Corporation shall contain the name of the Corporation and shall be in such form as shall be approved by the Board of Directors.

Section 2.  Fiscal Year.  The fiscal year of the Corporation shall begin on the 1st day of January and end on the 31st day of December.

Section 3.  Examination of Books.  The Board of Directors, the CEO, or the President, subject to ~~the laws of the Commonwealth of Virginia~~applicable law, shall have the power to determine from time to time whether and to what extent and under what conditions and limitations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders.

Section 4. Stock in Other Corporations. All shares of stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by such officer or officers or other agent of the Corporation as the Board of Directors shall from time to time designate. In the absence of any such designation or, in case of conflicting designation by the Corporation, the Chairman of the Board, the CEO, the President, the Chief Financial Officer and the Corporate Secretary of the Corporation shall be presumed to possess, in that order, authority to vote such shares.

Section 5.  Execution of Instruments.   The CEO, in the ordinary course of business, may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.  The CEO may sign, execute~~,~~ and deliver in the name of the Corporation powers of attorney, contracts, bonds, notes, corporate obligations~~,~~ and other documents.  The Board of Directors or the CEO may authorize management members or any other officer, employee or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.  Any such authorization may be general or limited to specific contracts or instruments.

Section ~~5.~~6.  Construction.    In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Articles of Incorporation of the Corporation as in effect from time to time, the provisions of the Articles of Incorporation shall be controlling.  As used in these Bylaws, the term “Articles of Incorporation” shall mean the articles of incorporation of the Corporation filed with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act, as amended from time to time.  As used herein, unless the context otherwise requires:  (i) the terms defined herein shall have the meaning set forth herein for all purposes; (ii) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (iii) “writing,” “written” and comparable terms refer to printing, typing,  handwriting and other means of reproducing words in a visible form; (iv) “hereof,” “herein,~~” “hereunder~~” and comparable terms refer to the entirety of these Bylaws and not to any particular article, section or other subdivision hereof; and (v) references to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

Section ~~6.~~7.  Amendment of Bylaws.  These Bylaws may be amended, altered, or repealed by the Board of Directors ~~at any meeting~~.  The shareholders shall have the power to rescind, alter, amend, or repeal any Bylaws and to enact Bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by the Board of Directors.

Section ~~7.~~8.  Redemption of Certain Shares.  In accordance with the provisions of Section 13.1-728.7 of Article 14.1 of the Virginia Stock Corporation Act, the Corporation may, but is not required to, redeem shares of its common stock which have been the subject of a control share acquisition (as defined in that Article) under the circumstances set forth in A and B of Section 13.1-728.7.

This is to certify that these Bylaws were adopted by the Board of Directors of the Corporation as the Bylaws of the Corporation with an effective date of ~~May 17,~~December 5, 2019.

Dated this ~~2nd~~5th day of ~~May~~December, 2019.

/s/  Rachael R. Lape

Corporate Secretary

SEAL

Document comparison by Workshare 9.5 on Monday, December 2, 2019 3:38:02 PM

Input:
Document 1 ID	file://C:\Users\pettyme\Desktop\AUB -- Bylaws (effective 5_17_19).docx
Description	AUB -- Bylaws (effective 5_17_19)
Document 2 ID	file://C:\Users\pettyme\Desktop\AUB -- Amended and Restated Bylaws (12.5.2019).docx
Description	AUB -- Amended and Restated Bylaws (12.5.2019)
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